UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2013

SAEXPLORATION HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35471	27-4867100
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4
(Address of Principal Executive Offices) (Zip Code)

(403) 776-1950
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A is being filed as an amendment (“Amendment No. 2”) to the Current Report on Form 8-K filed by SAExploration Holdings, Inc., formerly known as Trio Merger Corp. (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on June 28, 2013, as previously amended on July 8, 2013 (the “Original Filing”).

As disclosed by the Registrant in its Current Report on Form 8-K filed with the SEC on August 20, 2013, the Registrant made a determination to restate its previously-filed interim financial statements for the quarter ended March 31, 2013, to correct misstatements in the accounting for certain of the Company’s expenses as a result of errors in accounting for liabilities relating to its operations in Papua New Guinea. The purpose of this Amendment No. 2 is to replace certain of the quarterly financial information incorporated by reference into the Original Filing from the Registrant’s Proxy Statement/Information Statement filed with the SEC on May 31, 2013 (the “Proxy Statement/Information Statement”), relating to the merger of the company formerly known as SAExploration Holdings, Inc. (“Former SAE”) with and into a subsidiary of the Registrant, with the restated financial information, as set forth below. This Amendment No. 2 on Form 8-K should be read in conjunction with the Proxy Statement/Information Statement as it relates to the annual financial results and annual audited consolidated financial statements of Former SAE for the three-years ended December 31, 2012.

Items 2.01, 2.02 and 9.01 of the Original Filing are amended and restated in their entirety below. No other changes are being made to the Original Filing.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On June 21, 2013, the Registrant held its special meeting in lieu of annual meeting of stockholders (the “Special Meeting”), at which the stockholders considered and adopted, among other matters, the Merger Agreement. On June 24, 2013, the parties consummated the Merger.

Pursuant to the Merger Agreement, the SAE common stockholders, on a fully-diluted basis, as consideration for all shares of SAE common stock they held or had the right to acquire prior to the Merger, received: (i) an aggregate of 6,448,443 shares (which includes 30 shares issued in lieu of fractional shares) of the Registrant’s common stock at the Closing; (ii) an aggregate of $7,500,000 in cash at the Closing; (iii) an aggregate of $17,500,000 represented by a promissory note issued by the Registrant at the Closing; and (iv) the right to receive up to 992,108 additional shares (which includes 44 shares that may be issued in lieu of fractional shares) of the Registrant’s common stock after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Additionally, the Registrant paid to CLCH, the holder of all of the outstanding shares of SAE preferred stock, an aggregate of $5,000,000 in cash for all of such shares. Reference is made to the disclosure contained in Item 2.03 of this Current Report with respect to the promissory note issued at the Closing to CLCH, as the representative of the SAE stockholders under the Merger Agreement, which is incorporated herein by reference.

Certain of the shares of the Registrant’s common stock and cash payable as merger consideration were placed in escrow at the Closing. Of the shares of the Registrant’s common stock issued to the SAE stockholders at Closing, an aggregate of 545,635 shares were deposited in escrow pursuant to an escrow agreement among the Registrant, CLCH, as representative of the SAE stockholders, and Continental Stock Transfer & Trust Company, as escrow agent (the “Indemnity Escrow Agreement”), to secure the indemnification obligations owed to the Registrant under the Merger Agreement. The material terms of the Indemnity Escrow Agreement are described in the section of the Proxy Statement/Information Statement entitled “The Merger Proposal – Indemnification of Trio” beginning on page 62 and are incorporated herein by reference. A portion of the merger consideration allocable to holders of certain derivative securities of SAE that were not converted or exchanged prior to the Merger is being held in escrow pursuant to the terms of another escrow agreement (the “Merger Consideration Escrow Agreement”). The Merger Consideration Escrow Agreement provides that CLCH as nominee of the Registrant, will have voting control over all shares of the Registrant’s common stock held in escrow under this agreement. The Indemnity Escrow Agreement and the Merger Consideration Escrow Agreement are attached as Exhibits 10.5 and 10.6, respectively, to this Report.

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At the Closing, the Registrant entered into a registration rights agreement (“Registration Rights Agreement”) with CLCH, which became an “affiliate” of the Registrant under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), as a result of the issuance of shares of the Registrant’s common stock in the Merger. The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Information Statement entitled “The Merger Proposal – Sale Restriction; Resale Registration” beginning on page 63 and are hereby incorporated by reference. The Registration Rights Agreement is attached as Exhibit 10.7 to this Report.

At the Special Meeting, holders of 987,634 shares of the Registrant’s outstanding common stock issued in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.08 per share, or an aggregate of approximately $9.96 million. After giving effect to the issuance of the shares of the Registrant’s common stock to SAE stockholders at the Closing (excluding the additional shares that may be issued to the SAE stockholders based on the achievement of the earnings targets), the issuance of 100,000 shares of the Registrant’s Common Stock in exchange for the UPOs (as defined below) and the conversion of 987,634 of the Registrant’s public shares, there were 13,402,664 shares of the Registrant’s common stock outstanding as of June 24, 2013.

The conversion price for holders of public shares electing conversion was paid out of the Registrant’s trust account, which had a balance immediately prior to the Closing of $61,680,970. The remaining trust account funds were used to pay transaction expenses of approximately $4.0 million and the cash portion of the merger consideration payable to the SAE preferred and common stockholders, totaling $12.5 million, and the balance of approximately $35.2 million was released to the Registrant.

Additionally, immediately prior to the Closing, SAE paid cash dividends to its stockholders of $5 million on shares of its preferred stock and $10 million on shares of its common stock outstanding immediately prior to the merger, for an aggregate dividend amount of $15 million.

At the Special Meeting, the Registrant’s stockholders also voted to approve an amendment to the Registrant’s amended and restated certificate of incorporation to change the Registrant’s name to SAExploration Holdings, Inc. Accordingly, effective upon the Closing, the Registrant changed its name to SAExploration Holdings, Inc. and Merger Sub, the surviving entity in the Merger, changed its name to SAExploration Sub, Inc. Thus, the Registrant is now a holding company called SAExploration Holdings, Inc., operating through its wholly-owned subsidiary, SAExploration Sub, Inc., and its subsidiaries.

At the Closing, the Registrant also entered into an amendment to the warrant agreement (“Warrant Amendment”) with Continental Stock Transfer & Trust Company, as warrant agent, which amends the Registrant’s warrants to (i) increase the exercise price of the warrants from $7.50 to $12.00 per share of the Registrant’s common stock and (ii) increase the redemption price of the warrants from $12.50 to $15.00 per share of the Registrant’s common stock. On December 10, 2012, the Registrant obtained written consents from the holders of a majority of the then outstanding warrants approving the Warrant Amendment. Reference is made to the disclosure in the Proxy Statement/Information Statement in the section entitled “The Warrant Amendments” on page 127, which is incorporated herein by reference, for further information related to the Warrant Amendment.

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Pursuant to the Merger Agreement, the Registrant agreed to offer the holders of Registrant’s warrants the right to exchange their warrants for shares of Registrant common stock, at a ratio of ten warrants for one share of Registrant common stock. The parties will seek to consummate the warrant exchange as soon as practicable. Certain of the warrant holders, including those who consented to the Warrant Amendment, each of whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, also agreed to participate in the warrant exchange with respect to the warrants held or to be held by them. Any warrants remaining outstanding after the consummation of the warrant exchange will continue to have the same terms as currently set forth in such warrants, as modified by the Warrant Amendment described above. In addition, as part of the reorganization contemplated by the Merger Agreement, EarlyBirdCapital, Inc., the representative of the underwriters of Registrant’s initial public offering, on behalf of itself and its designees, exchanged, at the Closing of the merger, the options (the “UPOs”) to purchase up to a total of 600,000 shares of common stock and 600,000 warrants held by it and its designees for 100,000 shares of Registrant common stock. Reference is made to the disclosure in the Proxy Statement/Information Statement in the section entitled “The Warrant Amendments — Warrant Exchange Offer” on page 127, which is incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company as the Registrant was immediately before the Merger, then the Registrant must disclose the information that would be required if the Registrant were filing a general form for registration of securities on Form 10. Accordingly, the Registrant is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the Registrant’s acquisition of SAE by consummation of the Merger, unless otherwise specifically indicated or the context otherwise requires.

Business

The business of the Registrant is described in the Proxy Statement/Information Statement in the section entitled “Business of SAE” beginning on page 138, and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Registrant’s business are described in the Proxy Statement/Information Statement in the section entitled “Risk Factors – Risks Relating to Trio’s Business and Operations Following the Merger with SAE” beginning on page 35 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Report concerning the financial information of the Registrant, which is incorporated herein by reference. Reference is further made to the disclosure contained in the Proxy Statement/Information Statement in the sections entitled “Selected Historical Financial Information” and “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, including the subsection thereof entitled “– Quantitative and Qualitative Disclosures about Market Risk,” beginning on pages 30, 148 and 168, respectively, which is incorporated herein by reference, except for the financial information for Former SAE in such sections relating to the quarter ended March 31, 2013, which is restated as set forth below:

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Restated Selected Historical Financial Information

SAE’s consolidated balance sheet data as of March 31, 2013 and consolidated statement of operations data for the three months ended March 31, 2013 and 2012 are derived from SAE’s unaudited restated consolidated financial statements, which are included elsewhere in this Current Report. The information is only a summary and should be read in conjunction with SAE’s consolidated financial statements and related notes and “ SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations “ contained elsewhere herein. The historical results included below and elsewhere in this Current Report are not indicative of the future performance of SAE.

Selected Financial Information

(In thousands)

	For the Fiscal Period Ended March 31,
	2013	2012
Income Statement Data:

Revenues from services	$84,766	$61,787
Net income	$5,862	$7,753

As of March 31, 2013

Balance Sheet Data:

Total assets	$173,507
Current maturities of notes payable and obligations under capital leases	$1,660
Notes payable and obligations under capital leases less current maturities	$79,717
Preferred Stock	$5,000
Stockholders’ equity	$29,150

Restated SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of SAE’s financial condition and results of operations should be read in conjunction with SAE’s consolidated financial statements as of and for the three months ended March 31, 2013 and 2012 and notes to those statements included in this Current Report. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements” and “Risk Factors” in the definitive proxy statement/information statement relating to the Merger filed with the SEC on May 31, 2013.

Introduction

SAE is a geophysical services company offering a full range of seismic data acquisition services in North America, South America and Southeast Asia. On December 10, 2012, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), as amended by a First Amendment to Agreement and Plan of Reorganization dated as of May 23, 2013, with Trio Merger Corp. (“Trio”), Trio Merger Sub, Inc. (“Merger Sub”), and CLCH, LLC (“CLCH”), which contemplated SAE merging with and into Merger Sub with Merger Sub surviving as the wholly-owned subsidiary of Trio (the “Merger”).

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The Merger is accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, we are treated as the “acquirer” company for financial reporting purposes. This determination was primarily based on SAE comprising the ongoing operations of the combined entity, SAE senior management comprising the senior management of the combined company, and the SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the Merger is considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger is treated as the equivalent of SAE issuing stock for Trio’s net assets, accompanied by a recapitalization. Trio’s net assets are stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of SAE. The equity structure after the Merger reflects Trio’s equity structure.

Overview

SAE’s services include the acquisition of 2D, 3D, and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. SAE’s customers include national oil companies, major international oil companies and independent oil and gas exploration and production companies. SAE’s services are primarily used by its customers to identify and analyze drilling prospects and to maximize successful drilling, making demand for such services dependent upon the level of customer spending on exploration, production, development and field management activities, which is influenced by the fluctuation in oil and natural gas commodity prices. Demand for SAE’s services is also impacted by long-term supply concerns based on national oil policies and other country-specific economic and geo-political conditions.

SAE’s expertise in logistics and focus upon providing a complete service package, particularly in its international operations, allows efficient movement into remote areas, giving SAE what it believes to be a strategic advantage over its competitors and providing opportunities for growth. Many of the areas of the world where SAE works have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. All of SAE’s remote area camps, drills and support equipment are easily containerized and made for easy transport to locations anywhere in the world. As a result, if conditions deteriorate in a current location or demand rises in another location, SAE is able to quickly redeploy its crews and equipment to other parts of the world. By contrast, SAE tends to subcontract out more of its services in North America than in other regions, and SAE’s North American revenues tend to be more dependent upon its data acquisition services rather than its full line of services.

While SAE’s revenues from services are mainly affected by the level of customer demand for services, operating revenue is also affected by the bargaining power of its customers relating to SAE’s services, as well as the productivity and utilization levels of SAE’s data acquisition crews. SAE’s logistical expertise can be a mitigating factor in service price negotiation with its customers, allowing SAE to maintain larger margins in certain regions of the world, particularly in the most remote or most challenging climates of the world. Factors impacting the productivity and utilization levels of SAE’s crews include permitting delays, downtime related to inclement weather, decrease in daylight working hours during winter months, time and expense of repositioning crews, the number and size of each crew, and the number of recording channels available to each crew. SAE’s ability to optimize the utilization of personnel and equipment is a key factor to stabilizing margins in the various regions in which SAE operates. Specifically, SAE is investing in equipment that is lighter weight and more easily shipped between the different regions. The ability to reduce both the costs of shipment and the amount of shipping time increases SAE’s operating margins and utilization of equipment. Similar logic applies to the utilization of personnel. SAE focuses on employing field managers who are mobile and have the expertise and knowledge of many different markets within SAE’s operations. This allows for better timing of operations and the ability of management staff to run those operations while at the same time minimizing personnel costs. An added benefit of a highly mobile field management team is better transfer of skill and operational knowledge within SAE and the ability to spread operational efficiencies rapidly between the various regions.

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Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently obtained through subcontractors or by using SAE’s own labor force. For the most part, services are subcontracted within North America and SAE personnel are used in other regions where SAE operates. When subcontractors are used, SAE manages them and requires that they comply with SAE’s work policies and QHSE.

SAE’s customers continue to request increased recording channel capacity on a per crew or project basis in order to produce higher resolution images, to increase crew efficiencies and to allow SAE to undertake larger scale projects. In order to meet these demands, SAE continues to invest in additional land and marine channels, and routinely deploys a variable number of channels with multiple crews in an effort to maximize asset utilization and meet customer needs. SAE believes that increased channel counts and more flexibility of deployment will result in increased crew efficiencies, which it believes should translate into higher revenues and margins.

Contracts

SAE conducts data acquisition services under master service agreements with its customers that set forth certain obligations of SAE and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. The supplemental agreements are either “turnkey” agreements that provide for a fixed fee to be paid to SAE for each unit of data acquired, or “term” agreements that provide for a fixed hourly, daily or monthly fee during the term of the project.

While SAE’s current projects are operated under a close to even mix of turnkey agreements and term agreements, SAE expects that the number of turnkey agreements will grow, particularly as SAE’s management continues to better evaluate the costs and risks associated with such fixed fee arrangements.

Revenue Crew Months

SAE uses a GAAP-based measure of revenue crew months for period to period comparisons because of the uniqueness of its operations in the mobilization and demobilization of crews. SAE uses a large number of temporary employees in its operations for seismic data acquisition and logistical support of seismic data acquisition. A crew consisting of appropriate disciplines serves as a revenue generating unit as the result of a customer contract. Customers pay for the mobilization and demobilization of crews; the revenues are recorded for the appropriate period and matched with the relevant cost. A revenue crew month represents each month that a crew generates revenues including the month of mobilization revenues and the month of revenue for demobilization. A period over period comparison of the number of crews per month for the respective periods and the amount of revenues on average by location and crew is a direct indicator of the general level of organic activity as well as the amount of any pull through or extended seismic services that might have resulted compared to other periods. Revenue Crew Months are a measure of operating activity and the periodic increases and decreases in related services per crew.

Key Accomplishments

Since inception, SAE has grown at a rapid pace, with operating revenue growing from $23.4 million in 2007, the first full year of operations, to $257.4 million in 2012, and operating revenue increasing each year during that period. SAE continues to expand its geographical footprint, operational capabilities and logistical expertise to provide seismic data acquisition in logistically challenging areas.

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With SAE’s geographic expansion from providing services exclusively in South America to now including North America and Southeast Asia, SAE is able to achieve better utilization of its personnel through redeployment of key personnel and seismic equipment from off-season areas to in-season areas, helping reduce some of the peaks and valleys in its financial performance. SAE anticipates even further growth and improvement in financial performance in the future as a result of reducing the impact of its otherwise highly seasonal business through such redeployments.

How SAE Generates Revenues

SAE’s customer service package is designed to provide full service to its customers and, if so desired, to collect seismic data from remote and logistically difficult areas with little or no infrastructure. The services provided by SAE include the following:

Program Design, Planning and Permitting.  SAE’s thorough planning and designing of its customer’s seismic program is key to reducing exploration risk. SAE offers to its customers an experienced design team, which includes geophysicists with extensive experience in 2D, 3D, and 4D survey design. SAE assesses and recommends data acquisition parameters and technologies that best accomplish the customer’s geological objectives while remaining within overall budget and project plans.

The advance work on a customer’s seismic project begins with a comprehensive project plan. The scope of this plan will vary depending on the environment and operating region. SAE’s team has extensive experience in planning seismic programs in heavily cultured areas (i.e., farm land, sensitive tropical regions, or populated areas, in logistically challenging land programs, in transition zones and in shallow water). SAE’s project plans address overall working conditions, cultural and environmental concerns, permitting, regulatory approvals, camp requirements, and emergency response plans. SAE’s project plans also include, where appropriate, plans for working with local indigenous communities to describe the work being performed, answering community concerns regarding the potential impact of the project, and explaining opportunities that may be available to the community through employment or other local services that may be provided for the project.

Once a seismic program is designed, SAE works with the customer to obtain the necessary permits from governmental authorities and access rights of way from surface and mineral estate owners or lessees where the survey is to be conducted. In most cases, the customer takes the lead in obtaining permits for seismic operations but SAE supplements these efforts in providing its expertise with the local communities and government agencies.

Camp Services.  With many land seismic data acquisition projects being undertaken in remote areas, SAE employs streamlined processes for setting up and dismantling its field camps. Regardless of the environment, SAE’s camps are operated to maximize the safety, comfort and productivity of the team working on the customer’s project. Minimizing the environmental impact of each project is accomplished through the use of wastewater treatments, trash management, water purification, generators with full noise isolation and recycling areas.

SAE takes safety at its camps very seriously and focuses on the comfort of its teams. Each of SAE’s base camps contains a medical facility complete with doctors and nurses in the remote chance there is need to stabilize any potential injuries for medical transport. The camps are equipped with full meal kitchens (held to high standards of cleanliness), sleeping and recreational quarters, power supply, communications links, air support, water purification systems, black water purification systems, offices, repair garages, fuel storage, and many more support services.

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Survey and Drilling.  In a typical seismic recording program, the first two stages of the program are survey and drilling. SAE utilizes both vibrator energy sources or explosives depending on the nature of the program. Survey crews establish the source and receiver placements in accordance with the survey design agreed to by the customer, and lay out the line locations to be recorded and, if explosives are being used, identify the sites for shot-hole placement. The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse. SAE’s team has extensive experience in survey and line cutting services and uses the latest technologies to ensure accuracy. In markets where the survey phase is completed by third parties, SAE manages the subcontractors to ensure overall project timelines are being met. SAE’s senior drilling staff has a combined work experience of over 50 years in some of the most challenging environments in the world. This experience has helped SAE develop and implement numerous innovations in drilling techniques. SAE uses drilling equipment that is versatile and portable, allowing it to operate in a variety of terrains and under widely varying weather conditions. Having such versatile equipment allows for minimal down time during a project when a change in weather or environmental conditions makes it necessary to implement different drilling techniques.

Recording.  SAE’s experience with logistically challenging programs on land, in transition zones and in shallow water ensures that the technology that best meets its customer’s program requirements will be utilized. As data quality in a seismic program is paramount and receiver decisions are critical, SAE uses a variety of equipment capable of collecting 2D, 3D, time-lapse 4D and multi-component seismic data. SAE has over 26,000 land and marine seismic channels and other equipment available through rental or long-term leasing sources. All of SAE’s systems record equivalent seismic information but vary in the manner by which seismic data is transferred to the central recording unit, as well as in operational flexibility and channel count expandability. SAE continually monitors technological developments, and uses its expertise to implement more complex and sometimes unique technology applications in its operations.

Processing.  SAE’s knowledgeable and experienced team provides its customers with high-quality field processing. Using the latest hardware and software, SAE’s technical and field teams electronically manage customer data from the field to its processing office, minimizing the time between field production and processing.

For full seismic processing, SAE uses software from a variety of global suppliers. The data processing services provided by SAE range from just compilation of data and quality-control services to full interpretive services. All the steps employed in SAE’s basic processing sequence are tailored to the particular customer project and objectives, using the strictest quality control processes to meet or surpass industry-established standards. Once the data is processed as contracted, it is transferred to the customer for further processing or internal use.

2013 First Quarter Highlights

As noted in the footnotes to the accompanying financial statements, certain balances in the financial statements as of and for the three months ended March 31, 2013 have been restated to correct misstatements in the prior accounting and presentation used by SAE in its first quarter 2013 financial statements. Highlights comparing the quarters ending March 31, 2013, to March 31, 2012:

•	Revenues from services were $84.8 million in 2013, an increase of $23.0 million, or 37%.

•	Cash flows from operations were $8.6 million versus $5.9 million compared to the earlier period or an increase of 46%.

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•	Gross profit was $20.0 million for 2013 versus $14.9 million, an increase of $5.1 million or 34%.

•	Income from operations was $12.2 million for 2013 versus $9.4 million, an increase of 30%.

•	Income before taxes was $8.2 million versus $9.2 million for 2012, a decrease of 11%.

•	Modified EBITDA was $15.4 million for 2013 versus $12.3 million for 2012 or an increase of 25%.

Revenues in the first quarter of 2013 grew a total of $23.0 million or 37%. SAE did not expand operations into additional countries during this first quarter. However, operations did shift more into Colombia and Papua New Guinea for the first quarter of 2013 which are more logistically challenging parts of the world where SAE is already established and which requires more SAE services. While Revenue Crew Months decreased by 10%, revenues still increased by 37% as a result of the shift to more logistically challenging areas. Operations increased significantly in Papua New Guinea and more remote areas of Colombia and Canada, while revenue generation decreased in the United States. The decrease in the United States was mainly attributable to the timing of work under contracts in Alaska for the first quarter 2013.

2013 First Quarter Results of Operations

The following table describes changes between the quarters ending March 31, 2013 and March 31, 2012 for revenues, Revenue Crew Months and revenues per crew month for the countries in which SAE provided services:

	Revenues (In Thousands)		Revenue Crew Months		Revenues per Crew Month (In Thousands)
	Three Months Ended March 31,
	2013	2012	2013	2012	2013	2012
United States	$10,861	$15,295	5	5	$2,172	$3,059
Bolivia	3	1,283	—	2	N/A	$642
Canada	30,450	22,835	11	14	$2,768	$1,631
Colombia	18,385	8,182	3	4	$6,128	$2,045
Peru	13,171	13,157	3	3	$4,390	$4,386
Papua New Guinea	10,613	5	3	—	$3,538	N/A
New Zealand	1,283	1,030	2	2	$642	$515
Total	$84,766	$61,787	27	30	$3,139	$2,060

US:  The decrease in the revenue per crew month was a reflection of more work in the lower 48 states in 2013 versus Alaska in 2012. The revenue per crew month in Alaska is higher due to the complexity of the logistics for the work in Alaska versus the lower 48 states. Revenue in 2012 was $4.4 million higher.

Bolivia:  The first quarter is typically low activity because it is the rainy season. Also Bolivia is not an area of high activity and tends to be project specific activity versus continuous work.

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Canada:  The projects in the first quarter of 2013 were more complex than in the first quarter of 2012 and thus the revenues per crew month were higher.

Colombia:  The 2013 first quarter projects were more complex logistically than those in the first quarter of 2012, thus revenue per crew was much higher. Thus there was one less crew, but more than twice the revenues.

Peru:  Activity remained approximately the same between the first quarter of 2013 and 2012.

Papua New Guinea:  The first quarter of 2013 represents the reopening of operations in Papua New Guinea, or “PNG”, after a period of little activity in 2012 and no activity in the first quarter of 2012. This is an area that has extensive logistics requirements to support the crews, thus revenues per crew month are at least above average compared to other locations and at times the highest.

New Zealand:  The level of activity is essentially the same in the first quarter of 2013 compared to first quarter of 2012.

Comparison of Fiscal Quarters Ending March 31, 2013 and March 31, 2012

Revenue from Services.  SAE’s revenue from services increased by $23.0 million, from $61.8 million to $84.8 million, or 37%, primarily due to expansion of operations in PNG, Colombia, and Canada by $10.6, $10.2 and $7.6 million, respectively. These three countries represent an expansion of $28.4 million. The remaining $5.4 million reduction in operations related principally to the United States. Revenue Crew Months decreased from 30 to 27, or a decrease of 10%, principally the result of crew reductions in Canada and Bolivia. Revenues per crew month increased by 52% from $2.1 million to $3.1 million, an increase that was directly driven by movement away from developed areas like the United States to lesser developed parts of the world that require more logistics to facilitate the seismic data collection, such as PNG and Colombia. Papua New Guinea is a location that requires the full line of SAE’s services and thus the revenue per crew is typically much higher than the other geographic regions in which SAE operates.

Direct Operating Expenses.  SAE’s direct operating expenses increased by 38% or $17.9 million. This increase represented the increase in operations in PNG, Colombia, and Canada by $7.7, $7.6 and $6.5 million respectively.

Gross Margin.   Gross profit increased by $5.1 million, directly attributable to the increase in revenues, as gross margin percentage was 24% for both periods.

Selling, General and Administrative Expenses.  Selling, General and Administrative Expenses increased by $2.0 million. Such expenses increased as a result of the need to hire personnel able to support SAE’s worldwide operations and the additional hiring related to the Merger. General and Administrative cost remained at 8.8% of revenues quarter over quarter.

Depreciation and Amortization.   Depreciation and amortization increased by $1.0 million quarter over quarter because of the capital addition program in 2012 and $0.6 million of loan amortization costs in 2013. The increase in fixed assets is principally attributable to the opening of operations in North America, specifically in Canada and Alaska.

Total Operating Costs.  Total operating cost also increased by $20.0 million or 38% principally because of the increase in direct operating expenses, which also reflected additional depreciation expense.

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Other Income and (Expense).  Other Expense, net, had a significant increase, principally the result of the Credit Agreement entered into in late November 2012. Interest expense, net, increased to $3.4 million for the first quarter of 2013 versus $0.4 million for the first quarter of 2012. In the first quarter of 2013, SAE experienced a foreign currency loss of $0.5 million, while in the first quarter of 2012, SAE experienced a foreign currency gain of $0.1 million.

Income Taxes.  Our income tax provision increased $931 in the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of higher tax rates on income in certain foreign jurisdictions in which SAE recognized income during the three months ended March 31, 2013 compared to the tax rates for the foreign jurisdictions in which SAE recognized income during the three months ended March 31, 2012, offset by lower pre-tax income during the 2013 quarter. The quarter ending March 31, 2013 reflects the impact of U.S. Taxation and the quarter ending March 31, 2012 only reflects foreign taxes. The effective tax rate for the quarter ending March 31, 2013 was 29% compared to a tax rate of 16% for the quarter ending March 31, 2012. The significantly higher tax rate is the result of a decrease in valuation adjustment for deferred income taxes in 2012.

2013 First Quarter Liquidity and Capital Resources

Cash Flows. Net cash from operating activities in the quarter ended March 31, 2013 increased by 45% or $2.7 million over the same period of the prior year as a result of increased operations offset by a significant increase in interest expense. Net income plus depreciation and amortization was $9.6 million versus $10.5 million for the quarters ended March 31, 2013 and 2012, respectively. Cash from operations for March 31, 2013 was $8.6 million, compared to $5.9 million for the quarter ended March 31, 2012. Net uses of cash from accounts receivable, accounts payable, and accrued payroll liabilities was $9.8 million for the quarter ended March 31, 2013 and $4.3 million for the quarter ended March 31, 2012. Increases in the uses of cash for these accounts reflect the increase in revenues and operations. Changes in the remainder of the operating accounts were generally the same as the prior period except for restricted cash and prepaid expenses. For the quarter ended March 31, 2013 these two accounts provided cash of $4.2 million, while the same two accounts for the quarter ended March 31, 2012 resulted in the use of cash of $5.1 million.

Working capital as of March 31, 2013 was $34.9 million compared to $27.7 million as of March 31, 2012. The increase in working capital was principally the result of the 2012 Credit Agreement, net of debt repayment, financing costs and capital expenditures for 2012.

Capital expenditures for the first quarter of 2013 were only $1.7 million compared to $13.7 million for the same period in 2012. The capital expenditures for 2013 are primarily planned toward the second and third quarters of 2013 versus the year earlier in which the capital expenditure program was more skewed to the early part of the year due to the expansion into Alaska and Canada. In accordance with the Credit Agreement capital expenditures for 2013 will be limited to $47.5 million, while the restriction for 2012 was $42.5 million, and the capital expenditures planned for 2013 are significantly below the authorized amount allowed in the Credit Agreement.

SAE’s policies regarding off-balance sheet arrangements as of and for the three months ended March 31, 2013 are consistent with those in place during as of and for the year ended December 31, 2012. SAE did not have any off-balance sheet arrangements as of March 31, 2013 or December 31, 2012.

Additional financing is not anticipated, nor is it permitted under the Credit Agreement other than with respect to SAE’s ability to borrow additional amounts under the Credit Agreement as described above. As a result, financing activities are restricted to the planned principal payments of $200,000 and the payment of current debt capital leases, and other items of $308,000. This resulted in a net use of cash of $508,000 for financing activities in the first quarter of 2013. The same period in the prior year provided $7.6 million of cash principally as the result of net refinancing and borrowings from related parties.

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Use of EBITDA (Non-GAAP measure) as a Performance Measure

SAE uses a modified form of EBITDA to measure period over period performance. Modified EBITDA is defined as net income (loss) plus interest expense, less interest income, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations. SAE’s management uses modified EBITDA as a supplemental financial measure to assess:

•	the financial performance of SAE’s assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses;

•	SAE’s liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and

•	the ability of SAE’s assets to generate cash sufficient to pay potential interest cost.

SAE also understands that such data is used by investors to assess performance. However, the term EBITDA is not defined under GAAP and SAE acknowledges that EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing SAE’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, modified EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation, amortization, and non-recurring expenses.

The computation of SAE’s modified EBITDA (a non-GAAP measure) from net income, the most directly comparable GAAP financial measure, is provided in the table below:

	March 31 (in thousands)
	2013		2012
Net Income	$5,862		$7,753
Depreciation and amortization	4,395		2,782
Interest expense (income), net	2,765	(1)	368
Income tax expense	2,365		1,434
Modified EBITDA	$15,387		$12,337

______________

(1)	Excludes $620,000 of amortization of loan issuance costs which are included in depreciation and amortization in March 2013.

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A reconciliation of modified EBITDA to net cash (used in) provided by operating activities and the three components of cash flows are provided in the table below:

	March 31 (in thousands)
	2013		2012
Modified EBITDA	$15,387		$12,337
Adjustments to modified EBITDA which were not adjustments to net cash (used in) provided by operating activities:
Interest expense (income), net	(2,765	)(1)	(368)
Income tax expense	(2,365)		(1,434)
Adjustments to net cash (used in) provided by operating activities which were not adjustments to modified EBITDA:
Deferred income taxes	(5)		(18)
Changes in operating assets and liabilities	(2,337)		(4,546)
Payment in kind interest	488		—
Share-based compensation	57		—
Unrealized loss on change in fair value of warrants	49		—
Loss (gain) on sale of property and equipment	61		(77)
Net cash provided by operating activities	$8,570		$5,894
Net cash used in investing activities	$(1,749)		$(13,693)
Net cash provided by (used in) financing activities	$(508)		$7,634

______________

(1)	Excludes $620,000 of amortization of loan issuance costs which are included in depreciation and amortization in March 2013.

Critical Accounting Policies

There have been no changes to the critical accounting policies used in SAE’s reporting of results of operations and financial position. For a discussion of critical accounting policies see the section entitled “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the definitive proxy statement/information statement relating to the Merger filed with the SEC on May 31, 2013.

Recently Issued Accounting Pronouncements

Offsetting Assets and Liabilities

In January 2013, the FASB issued Accounting Standard Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on SAE’s financial position, results of operations or cash flows.

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Comprehensive Income

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, which amends FASB Accounting Standards Codification (“ASC”) Topic 220, “Comprehensive Income.” This amended guidance requires additional information about reclassification adjustments out of comprehensive income, including changes in comprehensive income balances by component and significant items reclassified out of comprehensive income. This guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on SAE’s financial condition, results of operations, cash flows or financial disclosures.

Nonpublic Entities

In February 2013, the FASB issued ASU No. 2013-03, Financial Instruments (Topic 825), “Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities,” which clarifies that the requirements under ASU No. 2011-04 to disclose the level of the fair value hierarchy within which the fair value measurements are categorized does not apply to nonpublic entities for items that are not measured at fair value in the statements of financial position but for which fair value is disclosed. The adoption of ASU 2011-04 did not have a material impact on SAE’s financial statements.

Joint and Several Liability Arrangements

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date”. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements from which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, at the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on SAE’s results of operations, financial position or disclosures.

Foreign Currency Matters

In March 2013, the FASB issued ASU No. 2013-05, which amends ASC Topic 830, “Foreign Currency Matters.” This ASU provides guidance on foreign currency translation adjustments when a parent entity ceases to have a controlling interest on a previously consolidated subsidiary or group of assets. The guidance is effective for fiscal years beginning on or after December 15, 2013. SAE is still evaluating what impact, if any, the adoption of this guidance will have on its financial condition, results of operations, cash flows or financial disclosures.

SAE has had a Material Weakness in its Internal Control over Financial Reporting.

SAE has not been a public reporting company and has had limited accounting personnel and systems to adequately execute accounting process and limited other supervisory resources with which to address internal control over financial reporting, especially in its early years. As such, during an audit of its 2010 financials for purposes of preparing its financial statements for becoming a public company, SAE identified past accounting errors, which resulted in the restatement of its previously issued financial statements for 2011 and 2010, as result of material internal control weaknesses. SAE and its independent registered public accounting firm identified a material weakness in internal control over financial reporting related to these items which required adjustment, specifically: (i) the accounting for revenue recognition, (ii) elimination of inter-company activity and accounting for transactions denominated in foreign currencies, and (iii) accounting for the presentation of income taxes. Similar material weaknesses were identified in its 2011 and 2012 audits.

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During the preparation of its financial statements as of and for the three and six months ended June 30, 2013, Trio, which changed its name to SAExploration Holdings, Inc. following the Merger, identified misstatements relating to the overstatement of certain accruals for expenses relating to SAE’s operations in Papua New Guinea for the quarter ended March 31, 2013. During 2012 and 2013 SAE has taken and will take substantial steps in improving and fortifying internal controls and filling out accounting and financial staffing within the company and plans to centralize certain functions. These measures have all been taken to correct the material weaknesses identified by SAE or their independent public accounting firm; however, SAE cannot assure that there will not be other material weaknesses and significant deficiencies that SAE or its independent registered public accounting firm will identify. If additional material weaknesses in internal controls are discovered in the future, they may adversely affect SAE’s ability to record, process, summarize and report financial information timely and accurately. SAE will continue to improve its internal processes and financial controls to assure that all public filings will contain timely and accurate financial information.

Quantitative and Qualitative Disclosures about Market Risk

SAE is exposed to certain market risks arising in the ordinary course of business, primarily with respect to credit risk and foreign currency exchange rate risks, as further discussed below.

Credit Risk

In the normal course of business, SAE provides credit terms to its customers, and its accounts receivable are unsecured. The cyclical nature of the oil and gas industry may affect SAE’s customers’ operating performance and cash flows, impacting SAE’s ability to collect on its invoices. Additionally, some of SAE’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact SAE’s ability to collect its account receivables. SAE performs ongoing credit evaluations of its customers’ financial conditions and maintains allowances for doubtful account receivables based on a review of past-due accounts, past experience of historical write-offs and its current customer base. Typically an account receivable will be written off after six months. SAE believes that its unreserved account receivables at March 31, 2013, are collectible and its allowance for doubtful accounts is adequate as it did not have any account receivable over six months past-due during fiscal years 2011 and 2012 or for the three months ended March 31, 2013.

SAE derives a significant amount of its revenues from a small number of oil and gas exploration and development companies. SAE’s significant customers vary over time. During the three months ended March 31, 2013, SAE had four customers that represented 64% of its consolidated revenue. The provision of credit terms to its significant customers results in a concentration of credit risk. This concentration of credit risk may be affected by changes in the economic or other conditions of SAE’s significant customers and may accordingly impact SAE’s overall credit risk.

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Foreign Currency Exchange Rate Risk

The majority of SAE’s operations are conducted outside the United States in countries with stable currencies, and many of its contracts and local expenses are paid in local currencies and not USD. SAE’s results of operations and cash flows could be impacted by changes in foreign currency exchange rates. SAE does not hold or issue foreign currency forward contracts, option contracts or other derivative financial instruments for speculative purposes or to mitigate the currency exchange rate risk. Since inception, SAE has not suffered any significant losses due to the fluctuation of foreign currency. This may change in the future and, in response, SAE could use financial instruments to hedge risks of currency fluctuations.

Interest Rate Risk

Currently SAE is not exposed to any specific interest rate fluctuation risk as its $80 million in outstanding loan indebtedness under its Credit Agreement accrues interest at a fixed rate of 13.5% per annum. SAE could be vulnerable to significant fluctuations in interest rates affecting its future debt, including any refinancing of its existing fixed rate debt.

Properties

The facilities of the Registrant are described in the Proxy Statement/Information Statement in the section entitled “Business of SAE – Properties” on page 146, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Closing regarding the beneficial ownership of the Registrant’s common stock by:

•	Each person known to be the beneficial owner of more than 5% of the Registrant’s outstanding shares of common stock;

•	Each director and each of the Registrant’s principal executive officer, principal financial officer and three other most highly compensated executive officers (“named executive officers”); and

•	All current executive officers and directors as a group.

Unless otherwise indicated, the Registrant believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Approximate Percentage of Beneficial Ownership(2)
Directors and Executive Officers
Jeff Hastings	6,772,064	(3)	50.5%
Brian Beatty	6,772,064	(4)	50.5%
Brent Whiteley	6,772,064	(5)	50.5%
Eric S. Rosenfeld(6)	4,107,286	(7)	25.2%
David D. Sgro(6)	578,056	(8)	4.2%
Gary Dalton	––		––
Arnold Wong	––		––
Gregory R. Monahan(6)	100,433	(9)	*
Mike Scott	44,455	(10)	*
Darin Silvernagle	32,486	(11)	*
All directors and executive officers as a group (11 persons)	10,232,589	(12)	61.0%
Five Percent Holders:
HighVista Strategies LLC(13)	690,000	(14)	5.1%
Polar Securities, Inc.(15)	714,700	(16)	5.3%

_______________________

* Less than 1%.

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(1)	Unless otherwise indicated, the business address of each of the individuals is 3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4.

(2)	The percentage of beneficial ownership upon consummation of the Merger is calculated based on 13,402,664 shares of common stock deemed outstanding as of June 26, 2013, including shares of common stock in the process of being issued to former SAE stockholders in connection with the Merger. Such amounts do not take into account the shares that would be issued to SAE stockholders upon achievement of the EBITDA targets, shares underlying the Registrant’s outstanding warrants, shares underlying the warrants that may be issued upon conversion of certain outstanding convertible promissory notes or shares that may be issued under the Registrant’s 2013 Long Term Incentive Plan.

(3)	Includes 3,269,954 shares held directly by CLCH, and includes and excludes, as applicable, the shares included and excluded by Seismic Management Holdings Inc. and Brent Whiteley, as set forth in notes (4) and (5) below, as members of a “group” (as defined in Section 13(d)-3 of the Securities Exchange Act of 1934, as amended) with CLCH. Includes (i) 390,859 shares that may be issued to the holders of SAE derivative securities upon their conversion or exercise over which CLCH has voting control as nominee of the Registrant, and (ii) 1,629,441 shares over which CLCH was granted voting control pursuant to voting proxy agreements entered into upon Closing. This amount excludes up to 503,070 shares of common stock that may be issued to CLCH under the Merger Agreement after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. CLCH is controlled by Jeff Hastings, who became the executive chairman and a director of the Registrant upon consummation of the Merger. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507.

(4)	Includes 1,196,846 shares held directly by Seismic Management Holdings Inc., and includes and excludes, as applicable, the shares included and excluded by CLCH and Brent Whiteley, as set forth in note (3) above and note (5) below, as members of a group with Seismic Management Holdings Inc. Excludes up to 184,131 shares of common stock that may be issued to Seismic Management Holdings Inc. under the Merger Agreement after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Seismic Management Holdings Inc. is controlled by Brian Beatty, who became the chief executive officer and a director of the Registrant upon consummation of the Merger, and his wife, Sheri L. Beatty. The business address for Seismic Management is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.

(5)	Includes 284,964 shares held directly by Mr. Whiteley, and includes and excludes, as applicable, the shares included and excluded by CLCH and Seismic Management Holdings Inc. as set forth in notes (3) and (4) above, as members of a group with Mr. Whiteley. Excludes up to 43,841 shares of common stock that may be issued to Mr. Whiteley, under the Merger Agreement based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Mr. Whiteley became the chief financial officer, general counsel and secretary and a director of the Registrant upon consummation of the Merger.

(6)	The business address of this individual is 777 Third Avenue, 37th Floor, New York, New York 10017.

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(7)	Includes (i) 2,314,912 shares of common stock issuable upon the exercise of insider warrants held by Mr. Rosenfeld that became exercisable upon consummation of the Merger and (ii) 600,000 shares of common stock underlying 600,000 warrants that may be issued upon conversion of $300,000 in promissory notes held by Mr. Rosenfeld, which became convertible, subject to the effectiveness of stockholder approval of such conversion, upon consummation of the Merger. Mr. Rosenfeld has entered into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings.

(8)	Includes (i) 22,806 shares of common stock issuable upon the exercise of insider warrants held by Mr. Sgro that became exercisable upon consummation of the Merger and (ii) 400,000 shares of common stock underlying 400,000 warrants that may be issued upon conversion of $200,000 in promissory notes held by Mr. Sgro, which became convertible, subject to the effectiveness of stockholder approval of such conversion, upon consummation of the Merger. Mr. Sgro has entered into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings.

(9)	Includes 22,807 shares of common stock issuable upon the exercise of insider warrants held by Mr. Monahan that became exercisable upon consummation of the Merger. Mr. Monahan has entered into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings.

(10)	Excludes up to 6,840 shares of common stock that may be issued to Mr. Scott under the Merger Agreement after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Mr. Scott has granted a revocable voting proxy to CLCH, an affiliate of Jeff Hastings, giving CLCH the power to vote all shares of the Registrant’s common stock owned by him. Mr. Scott became the executive vice president – operations of the Registrant upon consummation of the Merger.

(11)	Excludes up to 4,998 shares of common stock that may be issued to Mr. Silvernagle under the Merger Agreement after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Mr. Silvernagle has granted a revocable voting proxy to CLCH, an affiliate of Jeff Hastings, giving CLCH the power to vote all shares of the Registrant’s common stock owned by him. Mr. Silvernagle became the executive vice president – technology of the Registrant upon consummation of the Merger.

(12)	Includes (i) 2,360,525 shares of common stock issuable upon the exercise of insider warrants held by Messrs. Rosenfeld, Sgro and Monahan that became exercisable upon consummation of the Merger, (ii) 1,000,000 shares of common stock underlying 1,000,000 warrants that may be issued upon conversion of $500,000 in promissory notes held by Messrs. Rosenfeld and Sgro, which became convertible, subject to the effectiveness of stockholder approval of such conversion, upon consummation of the Merger, (iii) 87,793 shares of common stock issuable to executive officers of the Registrant upon the conversion of SAE derivative securities held by them, (iv) 303,066 of the shares that may be issued to the holders of SAE derivative securities upon their conversion or exercise that CLCH has voting control over as nominee of the Registrant (which excludes the 87,793 shares issuable to executive officers of the Registrant upon the conversion SAE derivative securities held by them), and (v) 227,250 of the shares over which CLCH was granted voting control pursuant to voting proxy agreements entered into upon Closing (which excludes the 1,402,191 shares over which CLCH was granted voting control that are held by the Registrant’s directors and executive officers). This amount excludes (i) up to 742,880 shares of common stock that may be issued to CLCH, Seismic Management Holdings Inc., Mr. Whiteley and certain other executive officers of the Registrant under the Merger Agreement after the Closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years and (ii) up to an additional 13,507 shares of common stock that may be issued to executive officers of the Registrant after the Closing upon the achievement of such earnings targets and upon the conversion of SAE derivative securities held by them.

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(13)	The reporting persons also include HighVista GP, LLC, HighVista GP Limited Partnership, HighVista I Limited Partnership, HighVista II Limited Partnership, HighVista III, Ltd., HighVista V Limited Partnership, XL Re Ltd, Brian H. Chu and Andre F. Perold. The business address of HighVista Strategies LLC, HighVista GP, LLC, HighVista GP Limited Partnership, HighVista I Limited Partnership, HighVista II Limited Partnership and HighVista V Limited Partnership is John Hancock Tower, 50th Floor, 200 Clarendon Street, Boston, MA 02116. The business address of HighVista III, Ltd. is Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies. The business address for XL Re Ltd is Brian O’Hara House, One Bermudiana Road, Hamilton HM08, Bermuda. The foregoing information and the information in note (14) below was derived from a Schedule 13G filed on February 14, 2013.

(14)	HighVista Strategies LLC, HighVista GP, LLC, HighVista GP Limited Partnership, Brian Chu and Andre F. Perold each have sole voting and dispositive power with respect to all such shares. HighVista I Limited Partnership has sole voting and dispositive power with respect to 279,781 of such shares. HighVista II Limited Partnership has sole voting and dispositive power with respect to 230,916 of such shares. HighVista III, Ltd. has sole voting and dispositive power with respect to 107,167 of such shares. HighVista V Limited Partnership has sole voting and dispositive power with respect to 21,156 of such shares. XL Re Ltd has sole voting and dispositive power with respect to 50,980 of such shares.

(15)	The reporting persons also include North Pole Capital Master Fund. The business address of the reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4. The foregoing information and the information in note (16) below was derived from a Schedule 13G filed on February 14, 2013.

(16)	Polar Securities, Inc. and North Pole Capital Master Fund each have shared voting and dispositive power with respect to all such shares.

Directors and Executive Officers

At the Special Meeting, the Registrant’s stockholders elected the eight director nominees presented in the Proxy Statement/Information Statement to the Registrant’s board of directors as follows:

•	in the class to stand for reelection in 2014: Jeff Hastings, Brent Whiteley and Gary Dalton;

•	in the class to stand for reelection in 2015: Brian Beatty and Arnold Wong; and

•	in the class to stand for reelection in 2016: Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan.

Immediately after the Closing, the Registrant’s board of directors established a standing executive committee, consisting of Messrs. Hastings, Beatty, Whiteley and Rosenfeld. The executive committee is empowered with authority to act on behalf of the Registrant in instances where full board authorization is not required. The Registrant also has a standing audit committee, consisting of Messrs. Sgro, Monahan and Dalton, and a standing compensation committee, consisting of Messrs. Hastings, Rosenfeld and Dalton.

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The executive officers of the Registrant following the Closing are as follows:

Name	Age	Position
Jeff Hastings	55	Executive Chairman of the Board
Brian Beatty	50	Chief Executive Officer, President
Brent Whiteley	47	Chief Financial Officer, General Counsel, Secretary
Mike Scott	55	Executive Vice President – Operations
Darin Silvernagle	47	Executive Vice President – Technology
David Siegfried	51	Executive Vice President – Business Development[1]

1 Mr. Siegfried is an executive officer of certain subsidiaries of the Registrant but is not an appointed officer of Registrant.

Information regarding the Registrant’s directors, and its executive officers who are also directors, and the criteria for their selection as nominees for director, is included in the Proxy Statement/Information Statement in the sections entitled “The Director Election Proposal- Information About Executive Officers, Directors and Nominees” and “The Director Election Proposal- Nominating Committee Information – Guidelines for Selecting Director Nominees” beginning on pages 110 and 117, respectively, and that information is incorporated herein by reference. Information regarding Messrs. Scott, Silvernagle and Siegfried is set forth below.

Mike Scott is the Registrant’s Executive Vice President – Operations. Prior to the Merger, he was Executive Vice President of Operations of SAE, a position he held since joining SAE in September 2011. Mr. Scott spent the 20 years prior to joining SAE with Veritas (CGGVeritas), ultimately serving in the role of VP North American Operations, with responsibilities for Veritas’ growth through market expansion, strategic positioning and implementation of a comprehensive quality, health, safety and environmental management system.

Darin Silvernagle is the Registrant’s Executive Vice President – Technology. Prior to the Merger, Mr. Silvernagle served as Executive Vice President of Technology of SAE since joining SAE in September 2011. Mr. Silvernagle has over 30 years of experience in the geophysical services industry. Prior to joining SAE, Mr. Silvernagle worked for 17 years with Veritas, Veritas DGC Land and finally CGGVeritas. Mr. Silvernagle held a variety of roles with those companies including Technical Manager of North America, Technical Manager of North and South America and, ultimately, VP of Resources for the Global Land Division. In these roles, Mr. Silvernagle managed all aspects of technical operations in both field and office locations. His assignments included the diverse operating environments of Canada, the Canadian Arctic, the North Slope of Alaska, the US Lower 48, the Middle East and South America. Mr. Silvernagle spent 10 years in the field in supporting roles for all aspects of crew operations.

David Siegfried is the Executive Vice President of Business Development of SAExploration (Canada) Ltd., a wholly-owned subsidiary of SAE. Mr. Siegfried has been with SAE since August 2011, when SAE acquired Datum Exploration Ltd. There Mr. Siegfried was a senior partner and served as President, CEO and Chairman of the Board of Directors from October 2003 until its acquisition by SAE. Prior to that date, Mr. Siegfried held senior management positions at Trace Energy Services and Western Geophysical. Mr. Siegfried has 39 years of experience in the geophysical industry, and he holds a Bachelor of Science from the University of Alberta and an MBA from the University of Houston.

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Executive and Director Compensation

Summary Compensation Table

The following table provides summary information concerning compensation for each named executive officer as of December 31, 2012, December 31, 2011, and December 31, 2010:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Jeff Hastings	2012	$387,929	—		$31,653	(1)	$419,582
Executive Chairman	2011	$101,999	—		$28,838	(2)	$128,837
	2010	$606,100	—		—		$606,100
Brian Beatty	2012	$406,499	—		$14,381	(3)	$420,880
President and CEO	2011	$302,999	—		$504	(2)	$303,503
	2010	$249,100	—		—		$249,100
Brent Whiteley	2012	$300,346	509,000	(4)	$28,653	(5)	$837,999
CFO, General Counsel and Secretary	2011	$240,000	—		$3,900	(2)	$243,900
Mike Scott	2012	$253,750	79,404	(6)	$27,086	(7)	$360,240
Executive Vice President – Operations	2011	$74,038	—		$4,802	(8)	$78,840
Darin Silvernagle	2012	$262,750	58,026	(9)	$20,587	(10)	$341,363
Executive Vice President – Technology	2011	$56,384	—		$79,443	(11)	$135,827

*	Messrs. Hastings and Beatty were the only executive officers of SAE during 2010. Messrs. Whiteley, Scott and Silvernagle joined SAE in 2011, and were employed for only a part of the year.

(1)	Represents Mr. Hastings’ $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.

(2)	Represents the payment of premiums on the executive’s health and life insurance policies by SAE.

(3)	Represents Mr. Beatty’s $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.

(4)	On November 26, 2012, Mr. Whiteley received 284,965 shares of restricted stock with a grant date fair value of $10.18 per share. All 284,965 shares were scheduled to vest on the fifth anniversary of the date of grant. The SAE board of directors elected to vest all such shares in full immediately prior to the Merger.

(5)	Represents Mr. Whiteley’s $1,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.

(6)	On November 26, 2012, Mr. Scott received 44,454 shares of restricted stock with a grant date fair value of $10.18 per share. All 44,454 shares were scheduled to vest on the fifth anniversary of the date of grant. The SAE board of directors elected to vest all such shares in full immediately prior to the Merger.

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(7)	Represents Mr. Scott’s $1,000/month automobile allowance, company contribution to the SAE retirement registered savings plan of $992.50 per month and payment of premiums on his health and life insurance policies by SAE.

(8)	Represents Mr. Scott’s $1,000/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.

(9)	On November 26, 2012, Mr. Silvernagle received 32,486 shares of restricted stock with a grant date fair value of $10.18 per share. All 32,486 shares were scheduled to vest on the fifth anniversary of the date of grant. The SAE board of directors elected to vest all such shares in full immediately prior to the Merger.

(10)	Represents Mr. Silvernagle’s $700/month automobile allowance, company contribution to the SAE retirement registered savings plan of $990.63 per month and payment of premiums on his health and life insurance policies by SAE.

(11)	Represents Mr. Silvernagle’s $700/month automobile allowance and the payment of premiums on his health and life insurance policies by SAE and a signing bonus of $75,000.

Additional information regarding the executive compensation of the Registrant’s named executive officers and directors is described in the Proxy Statement/Information Statement in the section entitled “The Director Election Proposal – Trio Executive Officer and Director Compensation” beginning on page 118, and that information is incorporated herein by reference.

Restricted Stock

Prior to the Merger, Messrs. Whiteley, Scott and Silvernagle owned 284,965, 44,454 and 32,486, respectively, shares of restricted stock that were issued pursuant to SAE’s 2012 Stock Compensation Plan on November 26, 2012. As issued, the restricted shares were scheduled to vest on the fifth anniversary of the date of issuance. The holder of the shares had the right to dividends and to vote the shares of restricted stock before they vested. The SAE board of directors, in its discretion, elected to accelerate vesting of all restricted shares immediately prior to the Merger, including those of Messrs. Whiteley, Scott and Silvernagle, and, upon the Merger, such shares were converted into the right to receive the merger consideration payable to holders of SAE common stock under the Merger Agreement.

Employment Agreements

Descriptions of the employment agreements between SAE and Jeff Hastings, executive chairman, Brian Beatty, president and chief executive officer, and Brent Whiteley, chief financial officer, general counsel, and secretary, that were in effect prior to the Merger, and the new employment agreements entered into with each of them in connection with the Merger are described in the Proxy Statement/Information Statement in the sections entitled “The Director Election Proposal — SAE Executive Officer and Director Compensation — Current Employment Agreements” and “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements” beginning on pages 122 and 120, respectively, and such descriptions are incorporated herein by reference.

Mike Scott, executive vice president – operations, and Darin Silvernagle, executive vice president – technology, entered into employment agreements with SAExploration, Inc., a wholly-owned subsidiary of SAE formerly known as South American Exploration LLC (“SAExploration”), on July 1, 2011 and July 15, 2011, respectively (collectively, the “Employment Agreements”). The Registrant is in the process of negotiating new employment agreements with Messrs. Scott and Silvernagle.

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The Employment Agreements provide for base salaries as follows: Mike Scott ($250,000) and Darin Silvernagle ($237,750). The Employment Agreements provide for variable pay of up to 40% of such executive’s base salary for such calendar year, with such amount being based on the attainment of the following goals, as agreed to from time to time between SAExploration and the executive: (i) the executive’s individual goals (20%); corporate quality, health, safety and environmental goals (30%); and overall corporate fiscal performance (50%). In addition, the executives each receive a monthly automobile allowance. The Employment Agreements also provide for participation in SAExploration’s preferred profit sharing plan, under which the executives were each entitled to receive a distribution of “phantom” shares. Pursuant to agreements between the executives and SAExploration, however, those awards were not issued, and awards of SAE restricted stock under SAE’s 2012 Stock Compensation Plan were made in lieu thereof. The Employment Agreements provide for a signing bonus to the executives of $75,000 each. Mr. Scott elected to defer his signing bonus, and in lieu thereof, he received additional shares of SAE restricted stock under SAE’s 2012 Stock Compensation Plan.

Each Employment Agreement continues in effect until terminated by either SAExploration or the executive, either with or without cause, as provided in the agreement. The Employment Agreements provide that, in the event of a termination of an executive’s employment by SAExploration without cause or by the executive upon a change of control (both as defined in the Employment Agreements), SAExploration will pay him, within five days of the date of termination, the following: (i) a payment equal to 6 months of base salary, and (v) a payment equal to one month’s base salary for each month of service after the first year, up to a maximum of 18 months, and (iii) a payment of the variable pay amount prorated for the partial year prior to termination.

The Employment Agreements restrict the executives from disclosing confidential information SAExploration uses to compete in the marketplace for any purpose other than to promote SAExploration’s products and services.

SAE’s executives participate in its other benefit plans on the same terms as its other employees. These plans include medical, dental, life insurance, and a retirement registered savings plan for which SAE matches up to 10% of the employee’s base salary or until the Canada Revenue Agency annual limit is reached.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning restricted stock held by each named executive officer that had not vested as of December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Hastings	—	—	—	—
Brian Beatty	—	—	—	—
Brent Whiteley	—	—	284,965	$509,000
Mike Scott	—	—	44,454	$79,404
Darin Silvernagle	—	—	32,486	$58,026

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SAE’s board of directors elected to accelerate the vesting of all shares of SAE’s restricted stock, including the shares listed above, effective immediately prior to the Merger.

On June 24, 2013, immediately after the Closing, the Registrant’s board of directors set the compensation for its non-employee directors. Each non-employee director will receive $25,000 in cash for each year of board service, payable quarterly in advance. In addition, each independent director serving on a committee will receive $50,000 in cash for each year of committee service, payable quarterly in advance, and an aggregate of $50,000 in shares of restricted stock annually, payable in 2013, upon the Registrant’s adoption of an equity compensation plan for its directors, and thereafter, on July 1 of each year.

Compensation Committee Interlocks and Insider Participation

 The Registrant did not have a compensation committee prior to the Merger. During 2012, the Registrant’s board of directors included Eric S. Rosenfeld, who served as chairman of the board and chief executive officer of the Registrant, and David D. Sgro, who served as the chief financial officer of the Registrant. Neither Mr. Rosenfeld nor Mr. Sgro are or were employees of the Registrant or any of its subsidiaries. Reference is made to the disclosure contained in the paragraph below entitled “Certain Relationships and Related Transactions, and Director Independence,” which is incorporated herein by reference. During 2012, none of the Registrant’s executive officers served as (i) a member of the compensation committee of another entity, one of whose executive officers served on the Registrant’s board of directors, or (ii) a director or member of the compensation committee of another entity, one of whose executive officers served on the Registrant’s board of directors.

Certain Relationships and Related Transactions, and Director Independence

Certain relationships and related party transactions of the Registrant are described in the Proxy Statement/Information Statement in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 178, which is incorporated herein by reference. The independence of the Registrant’s directors is described in the Proxy Statement/Information Statement in the section entitled “The Director Election Proposal – Independence of Directors” beginning on page 113, and that information is incorporated herein by reference. The disclosure contained in Item 2.03 of this Report is also incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Information Statement entitled “Business of SAE – Legal Proceedings” beginning on page 146, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The market price of and dividends on the Registrant’s common stock and related stockholder matters are described in the Proxy Statement/Information Statement in the section entitled “Price Range of Trio Securities and Dividends” on page 186, and such information is incorporated herein by reference.

Subsequent to the Closing, the Registrant’s common stock began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SAEX” and its warrants began quotation on the OTC Bulletin Board under the symbol “SAEXW.”

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As of June 26, 2013, assuming the exchange of all of the outstanding shares of common stock of SAE in connection with the Closing, there were 40 holders of record of the Registrant’s common stock and 14 holders of record of the Registrant’s warrants. The Registrant believes that there are greater than 300 beneficial holders of its common stock.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report concerning the issuance of shares of the Registrant’s common stock to the SAE stockholders upon the Merger and to the holders of the UPOs, which is incorporated herein by reference.

Description of Securities

The securities of the Registrant are described in the Proxy Statement/Information Statement in the section entitled “Description of Trio Common Stock and Other Securities” beginning on page 182, which is incorporated herein by reference.

Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions eliminating the personal liability of directors to the Registrant and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of the Registrant’s amended and restated certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in the Registrant’s amended and restated certificate of incorporation, the Registrant’s stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, the Registrant’s stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit the Registrant.

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In addition, the Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant will indemnify and advance expenses to, and hold harmless, each of the Registrant’s directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in the Registrant’s amended and restated certificate of incorporation and bylaws, the Registrant will be required under the Registrant’s amended and restated certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Registrant’s board of directors.

At the Closing, the Registrant entered into indemnification agreements with each of its directors and certain of its officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, the Registrant will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with the Registrant, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in the Registrant’s right against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. The Registrant will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with the Registrant, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in the Registrant’s right to procure a judgment in the Registrant’s favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in the Registrant’s right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to the Registrant or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by the Registrant if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.

The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by the Registrant against such expenses. The Contractual Indemnitee will further be required to return any such advance to the Registrant which remains unspent at the conclusion of the action or proceeding to which the advance related.

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In addition, the indemnification agreements provide that the Registrant will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Registrant is obligated to indemnify a Contractual Indemnitee under his or her indemnification agreement, one or more insurance policies providing the Registrant’s directors and officers coverage for losses from wrongful acts and omissions and to ensure the Registrant’s performance of the Registrant’s indemnification obligations under each indemnification agreement. The form of the indemnification agreements is attached as Exhibit 10.8 to this Report.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial statements and supplementary data of the Registrant, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure contained in the Proxy Statement/Information Statement in the section entitled “Business of SAE — Change in Auditor” on page 147, which is incorporated herein by reference. The disclosure contained in Item 4.01 of this Report is also incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of the Registrant, which is incorporated herein by reference.

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Certain annual and quarterly financial information regarding SAE was included in the Proxy Statement/Information Statement filed on May 31, 2013, in the section entitled “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 148, which is incorporated herein by reference, except for the financial information for Former SAE in such section relating to the quarter ended March 31, 2013, which is restated as set forth in Item 2.01 hereof under the heading “Restated SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and incorporated herein by reference. The remaining disclosure contained in Item 2.01 of this Report is also incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)-(b) Financial Statements.

The financial statements and selected financial information of SAE included in the Proxy Statement/Information Statement in the sections entitled “Selected Historical Financial Statements,” “Selected Unaudited Pro Forma Condensed Financial Statements,” “Comparative Per Share Data” and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages 30, 32, 34 and 92, respectively, are incorporated herein by reference, except for the financial information for Former SAE in the section entitled “Selected Historical Financial Statements” relating to the quarter ended March 31, 2013, which is restated as set forth in Item 2.01 hereof under the heading “Restated Selected Historical Financial Statements” and incorporated herein by reference.

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Annual Financial Statements

The following financial statements of SAE and its subsidiaries are included or incorporated by reference in this Report:

Report of Independent Registered Public Accounting Firm	FS-45(*)
Consolidated Balance Sheets as of December 31, 2012 and 2011	FS-46(*)
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	FS-47(*)
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2012, 2011 and 2010	FS-48(*)
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	FS-49(*)
Notes to Consolidated Financial Statements	FS-50 – FS-74(*)

(*) Incorporated by reference to the corresponding page of the Proxy Statement/Information Statement.

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Quarterly Financial Statements

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

March 31, 2013 and December 31, 2012

(In thousands, except share amounts)

	March 31, 2013	December 31, 2012
	Unaudited
	(as restated)

ASSETS
Current assets:

Cash and cash equivalents	$21,406	$15,721
Restricted cash	402	3,701
Accounts receivable, net	56,825	27,585
Deferred costs on contracts	3,708	5,911
Prepaid expenses	7,661	8,553
Deferred tax asset, net	898	902
Total current assets	90,900	62,373
Property and equipment	68,210	70,456
Intangible assets, net	1,418	1,478
Goodwill	2,260	2,306
Deferred loan issuance costs, net	8,484	9,066
Deferred tax asset, net	1,609	1,622
Other assets	626	674
Total assets	$173,507	$147,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$27,984	$12,309
Accrued liabilities	3,492	5,435
Income and other taxes payable	7,531	5,896
Accrued payroll liabilities	6,754	3,247
Notes payable – current portion	800	800
Notes payables to related parties	—	53
Deferred revenue – current portion	8,590	6,145
Capital lease – current portion	860	818
Total current liabilities	56,011	34,703
Long term portion of notes payable, net	78,820	78,493
Long-term portion of capital leases	897	1,054
Deferred revenue – non-current portion	2,117	3,175
Deferred tax liabilities, net	219	241
Warrant liabilities	1,293	1,244
Total liabilities	139,357	118,910
Commitments and contingencies (See Note 3)

Convertible preferred stock, $0.0001 par value, 5,000,000 and 15,000,000 shares authorized, respectively; Series A preferred stock, $1.00 stated value, 5,000,000 shares issued and outstanding	5,000	5,000
Stockholders’ equity:

Common stock, $0.0001 par value,

Common: 7,124,114 shares authorized, 6,043,762 and 5,407,203 issued and outstanding, respectively	—	—
Exchangeable: 278,086 shares issued and outstanding, respectively
Additional paid-in capital	1,965	1,908
Retained earnings	27,532	21,801
Accumulated other comprehensive income (loss)	(347)	356
Total stockholders’ equity	29,150	24,065
Total liabilities and stockholders’ equity	$173,507	$147,975

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2013 and 2012

(In thousands)

	2013	2012
	(as restated)
Revenue from services	$84,766	$61,787
Direct operating expenses, including depreciation expense of $3,510 and $2,643 respectively	64,768	46,911
Gross profit	19,998	14,876
Selling, general and administrative expenses	7,466	5,443
Depreciation and amortization	265	139
Loss (gain) on sale of assets	61	(77)
Income from operations	12,206	9,371
Other income (expense):

Other, net	(137)	93
Interest expense, net	(3,385)	(368)
Foreign exchange (loss) gain, net	(457)	91
Total other expense, net	(3,979)	(184)
Income before income taxes	8,227	9,187
Provision for income taxes	2,365	1,434
Net income	5,862	7,753
Other items of comprehensive loss, foreign currency translation net of tax	(703)	(1,115)
Comprehensive income	$5,159	$6,638

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Number of Common Shares Issued and Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (as restated)	Total Stockholders’ Equity (as restated)
Balance at December 31, 2011	5,685,288	$—	$1,887	$(610)	$12,341	$13,618
Dividends	—	—	—	—	(131)	(131)
Foreign currency translation	—	—	—	(1,115)	—	(1,115)
Net income	—	—	—	—	7,753	7,753
Balance at March 31, 2012	5,685,288	$—	$1,887	$(1,725)	$19,963	$20,125
Balance at December 31, 2012	6,321,848	$—	$1,908	$356	$21,801	$24,065
Dividends	—	—	—	—	(131)	(131)
Share-based compensation	—	—	57	—	—	57
Foreign currency translation	—	—	—	(703)	—	(703)
Net income (as restated)	—	—	—	—	5,862	5,862
Balance at March 31, 2013(as restated)	6,321,848	$—	$1,965	$(347)	$27,532	$29,150

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2013 and 2012

(In thousands)

	2013	2012
	(as restated)
Operating activities:
Net income	$5,862	$7,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	3,775	2,782
Amortization of loan costs and debt discounts	620	—
Payment in kind interest	488	—
Deferred income taxes	(5)	(18)
Loss (gain) on sale of property and equipment	61	(77)
Unrealized loss on change in fair value of warrants	49	—
Share-based compensation	57	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(29,240)	(12,007)
Restricted cash	3,299	(3,316)
Prepaid expenses	892	(1,779)
Deferred costs on contracts	2,203	(2,776)
Other assets	49	1,828
Accounts payable	15,963	5,142
Accrued liabilities	(2,031)	48
Accrued payroll liabilities	3,507	2,560
Deferred revenue	1,387	4,221
Income and other taxes payable	1,634	1,533
Net cash provided by operating activities	8,570	5,894
Investing activities:
Purchase of property and equipment	(1,749)	(13,693)
Net cash used in investing activities	(1,749)	(13,693)
Financing activities:
Principal borrowings on notes payable	—	21,546
Repayments of notes payable	(200)	(14,214)
Repayments of notes payable from related parties	(53)	(150)
Advances from related parties	—	576
Repayments of capital lease obligations	(213)	(110)
Dividend payments	(42)	(14)
Net cash (used in) provided by financing activities	(508)	7,634
Effects of exchange rate changes on cash	(628)	1,018
Net change in cash and cash equivalents	5,685	853
Cash at the beginning of period	15,721	4,978
Cash at the end of period	$21,406	$5,831
Supplemental disclosures of cash flow information:
Interest paid	$2,697	$323
Income taxes paid	$1,236	$825
Non-cash investing and financing activities:
Dividends accrued but unpaid	$89	$117
Capital assets acquired under capital lease	$98	$215
Capital assets acquired included in accounts payable	$45	$4,977

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 1 — RESTATEMENT

Certain balances in the financial statements as of and for the three months ended March 31, 2013 have been restated to correct misstatements in previous reported amounts by SAExploration Holdings, Inc. and its subsidiaries (collectively, “the Corporation”) in the accounting for certain of the Corporation’s expenses as a result of errors in the accounting for liabilities relating to its operations in Papua New Guinea. To correct the misstatements, $1,284 recorded previously as “Direct operating expenses” and “Accrued liabilities” were reversed, which decreased Direct operating expenses and Accrued liabilities by the same amount. As a result of the recording these corrections there was an increase in the “Provision for income taxes” and “Income and other taxes payable” of $350.

The effects of the restatement on the Corporation’s financial statements as of and for the three months ended March 31, 2013 are summarized in the table below.

CONSOLIDATED BALANCE SHEET

	As of March 31, 2013
	As Previously		As
	Reported	Adjustment	Restated
Accrued liabilities	$4,776	$(1,284)	$3,492
Income and other taxes payable	$7,181	$350	$7,531
Total current liabilities	$56,945	$(934)	$56,011
Total liabilities	$140,291	$(934)	$139,357
Retained earnings	$26,598	$934	$27,532
Total stockholder's equity	$28,216	$934	$29,150

CONSOLIDATED STATEMENT OF INCOME

	Three months Ended March 31, 2013
	As Previously		As
	Reported	Adjustment	Restated
Direct operating expenses	$66,052	$(1,284)	$64,768
Gross profit	$18,714	$1,284	$19,998
Income from operations	$10,922	$1,284	$12,206
Income before income taxes	$6,943	$1,284	$8,227
Provision for income taxes	$2,015	$350	$2,365
Net income	$4,928	$934	$5,862
Comprehensive income	$4,225	$934	$5,159

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CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months Ended March 31, 2013
	As Previously		As
	Reported	Adjustment	Restated
Net income	$4,928	$934	$5,862
Changes in operating assets and liabilities, net of effects of acquisition:
Accrued liabilities	$(747)	$(1,284)	$(2,031)
Income and other taxes payable	$1,284	$350	$1,634

NOTE 2 — GENERAL INFORMATION

The Corporation is a geophysical seismic services company offering a full range of seismic data acquisition services including program design, planning and permitting, camp services, survey, drilling, recording, reclamation and in-field processing. The Corporation’s services include the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. The Corporation’s customers include national oil companies, major international oil companies and independent oil and gas exploration and production companies in North America, South America and Southeast Asia. Seismic data is used by the Corporation’s customers to identify and analyze drilling prospects and maximize successful drilling.

NOTE 3 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain financial information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Corporation’s audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2012. In the opinion of management, the unaudited condensed financial statements included herein contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Corporation’s financial position as of March 31, 2013 and December 31, 2012 and the results of operations and cash flows for the quarterly periods ended March 31, 2013 and 2012. The results of operations for interim periods are not necessarily indicative of the results expected for the full year.

In January 2013, the FASB issued Accounting Standard Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on the Corporation’s financial position, results of operations or cash flows.

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Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized obligations recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The cyclical nature of the Corporation’s industry may affect the Corporation’s customers’ operating performance and cash flows, which could impact the Corporation’s ability to collect on these obligations. Additionally, some of the Corporation’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact the Corporation’s ability to collect receivables.

The Corporation maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. It utilizes the specific identification method for establishing and maintaining the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2013, no allowance for doubtful accounts and no bad debt expense were recorded for the reporting periods.

Revenue Recognition

The Corporation’s services are provided under master service agreements with its customers that set forth certain obligations of the Corporation and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee per unit of measure to be paid to the Corporation, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, the Corporation recognizes revenue based upon output measures as work is performed. This method requires that the Corporation recognize revenue based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are immediately recognized. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. With respect to those contracts where the customer pays separately for the mobilization of equipment, the Corporation recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same performance method as for the seismic work. To the extent costs have been incurred in relation to the Corporation’s service contracts where the revenue is not yet earned, those costs are capitalized and deferred within deferred costs on contracts until the revenue is earned, at which time it is expensed.

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of March 31, 2013 and December 31, 2012, the balances of cash in subsidiaries outside of the United States totaled $19,452 and $7,473.

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Restricted Cash

Restricted cash consists primarily of cash collateral for performance guarantees, letters of credit and custom bonds. As of March 31, 2013 and December 31, 2012 restricted cash was $402 and $3,701, respectively, principally as a result of one performance bond in one country outside of the United States.

Foreign Exchange Gains and Losses

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” The objective of ASU No. 2013-05 is to clarify the applicable guidance for the release of the cumulative translation adjustment under U.S. GAAP. The effective date for ASU No. 2013-05 will be the first quarter of fiscal year 2015. The Corporation does not expect the adoption of this standard to impact its financial statements.

The unrealized foreign currency exchange (loss) included in accumulated other comprehensive income was ($703) and ($1,115) at March 31, 2013 and 2012, respectively.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the ordinary course of business, the Corporation can be involved in legal proceedings involving contractual and employment relationships, liability claims, and a variety of other matters. As of March 31, 2013 and December 31, 2012 the Corporation did not have any legal proceedings that would have a material impact on its financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date”. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements from which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, at the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on the Corporation’s results of operations, financial position or disclosures.

Fair Value Measurements

In February 2013, the FASB issued ASU No. 2013-03, Financial Instruments (Topic 825), “Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities,” which clarifies that the requirement under ASU No. 2011-04 to disclose the level of the fair value hierarchy within which the fair value measurements are categorized does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The adoption of ASU 2011-04 did not have a material impact on the Corporation’s financial statements.

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The Corporation’s financial assets and liabilities measured at fair value as of March 31, 2013 and December 31, 2012 are note payable and warrants. The fair value of the note payable and warrants are based on Level 3 inputs based on an income and market approach.

The change in goodwill is the result of currency translation and not a change in fair value.

Comprehensive Income

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. For public entities, this ASU is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU has not had nor is it expected to have a material impact on the Corporation’s results of operations, financial position or disclosures.

Off-Balance Sheet Arrangements

SAE’s policies regarding off-balance sheet arrangements as of and for the three months ended March 31, 2013 are consistent with those in place during as of and for the year ended December 31, 2012. SAE did not have any off-balance sheet arrangements as of March 31, 2013 or December 31, 2012.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following at March 31, 2013 and December 31, 2012:

	Estimated Useful Life	2013	2012
Field operating equipment	3 – 10 years	$82,657	$82,798
Vehicles	3 – 5 years	3,531	2,408
Leasehold improvements	2 – 5 years	468	473
Software	3 – 5 years	1,087	1,063
Computer equipment	3 – 5 years	4,368	4,080
Office equipment	3 – 5 years	880	864
		92,991	91,686
Less: Accumulated depreciation and amortization		(24,781)	(21,230)
Total		$68,210	$70,456

The Corporation reviews the useful life and residual values of property and equipment on an ongoing basis considering the effect of events or changes in circumstances.

Total depreciation and amortization for the three months ended March 31, 2013 and 2012 was $4,395 and $2,782 respectively, of which $3,510 and $2,643 respectively, was recorded in direct operating expenses, $265 and $139, respectively, was recorded in depreciation and amortization.

NOTE 5 — NOTES PAYABLE

On November 28, 2012 the Corporation entered a four year term Credit Agreement for $80,000. The Credit Agreement has requirements for principal payments of $200 per quarter until the note is due. The interest rate on borrowings under the Credit Agreement is 13.5%. The Corporation may elect to pay up to 2.5% of the interest as a payment in kind (“PIK”); the PIK amount of interest is added to the balance of the note. For the quarter ending March 31, 2013 the Corporation elected to use the PIK and $488 was expensed to interest and added to the balance of the note.

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Notes payable at March 31, 2013 and December 31, 2012 consist of the following:

	2013	2012
Amount outstanding under Credit Agreement	$80,188	$79,900
Unamortized loan discount	(568)	(607)
Net loan	79,620	79,293
Total notes payable	79,620	79,293
Loan payable to CLCH – related party	—	53
Total notes payable to related parties	—	53
Total notes payable	$79,620	$79,346

At March 31, 2013, the Corporation was in compliance with the covenants of the 2012 Credit Agreement.

The agreement with CLCH, a company controlled by Jeff Hastings the Corporation’s Chairman, was entered by the Corporation on January 1, 2009 for a maximum credit line of $3,000 and carried an annual interest rate of 8.5% and was due on demand. As of December 31, 2012, the outstanding balance was $53. The credit line has been closed and the balance of this loan was paid off in February 2013.

NOTE 6 — INCOME TAXES (as restated)

Income before income taxes attributable to U.S. (including its foreign branches) and foreign operations, tax provision, and effective tax rate for the three months ending March 31, 2013 and 2012 are as follows:

	2013	2012
U.S. pretax income	$(416)	$887
Foreign pretax income	8,643	8,300
Total pretax income	$8,227	$9,187
Tax provision	$2,365	$1,434
Effective tax rate	28.7%	15.6%

The Corporation’s income tax provision increased $931 in the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of higher tax rates on income in certain foreign jurisdictions in which the Corporation recognized income during the three months ended March 31, 2013 compared to the tax rates for the foreign jurisdictions in which the Corporation recognized income during the three months ended March 31, 2012, offset by lower pre-tax income during the 2013 quarter. The significantly higher tax rate is the result of a decrease in valuation adjustment for deferred income taxes in 2012.

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NOTE 7 — CONVERTIBLE PREFERRED STOCK

The following tables represents the accrued, paid and unpaid dividends included in accrued liabilities on the balance sheets, for Preferred Shares as of the dates set forth below:

	2013	2012
December 31	$894	$537
Accrual	131	131
Payment	(42)	(42)
March 31	$983	$626

NOTE 8 — STOCKHOLDERS’ EQUITY

There were no equity transactions or issuances of restricted shares for the three months ended March 31, 2013 or 2012. Stock compensation was expensed and additional paid-in capital increased by $57 in 2013 as a result of the Restricted Stock grants of 2012.

NOTE 9 — RELATED PARTY TRANSACTIONS

From time to time, the Corporation enters into transactions in the normal course of business with related parties.

During the three months ended March 31, 2013, the Corporation repaid its loan from Mr. Hastings in the amount of $53. The Corporation acquired assets in the amount of $1,000, for the three months ended March 31, 2013 from Encompass and Seismic Management, LLP. Brian A. Beatty, the Corporation’s President and CEO, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic Management.

NOTE 10 — EMPLOYEE BENEFITS

The Corporation offers a Retirement Registered Saving Plan, for all eligible employees. The Corporation matches each employee’s contributions up to a maximum of 10% of the employee’s base salary or until the Canada Revenue Agency annual limit is reached. For the three months ended March 31, 2013 and 2012, respectively, the Corporation expensed matching contributions of $105 and $93, respectively.

NOTE 11 — SEGMENT AND RELATED INFORMATION

The following table presents revenues and identifiable assets by country based on the location of the service provided:

	Revenues		Identifiable Assets
	Quarter Ended March 31,		As of March 31,	As of December 31,
	2013	2012	2013	2012
United States	$10,861	$15,295	$47,739	$49,895
Bolivia	3	1,283	755	826
Canada	30,450	22,835	17,448	18,590
Colombia	18,385	8,182	4,538	4,477
Peru	13,171	13,157	1,893	1,001
Brazil	—	—	13	12
New Guinea	10,613	5	801	654
New Zealand	1,283	1,030	34	232
Singapore	—	—	1,174	1,077
Total	$84,766	$61,787	$74,395	$76,764

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For the quarter ended March 31, 2013 there were three customers individually exceeded 10% of the revenues which aggregated 64% of the Corporation’s quarterly revenues. Customer D revenue was $10.6 million, customer H revenue was $31.5 million, customer I revenue was $11.8 million.

For the quarter ended March 31, 2012 there were three customers individually exceeded 10% of the revenue which aggregated 56% of the Corporation’s quarterly revenue. Customer C revenues was $14.7 million, customer I revenue was $6.9 million and customer J revenue was $13.1 million.

NOTE 12 — FINANCIAL INSTRUMENTS

The following table presents the carrying amount and estimated fair value of our estimated fair value of our financial instruments recognized at fair value on a recurring basis.

		Fair Value
	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant Liabilities as of March 31, 2013	$1,293	$—	$—	$1,293
Warrant Liabilities as of December 31, 2012	1,244	—	—	1,244

The Corporation records its credit agreement at a carrying amount of $79,620 and $79,293 and estimated its fair value to be $78,651 and $79,900 as of March 31, 2013 and December 31, 2012, respectively.

NOTE 13 — MERGER

On December 10, 2012, the Corporation entered an agreement with Trio Merger Corporation (“Trio”) for the merger of the Corporation into a wholly-owned subsidiary of Trio, subject to a number of conditions, including approval of the merger transaction by the Trio stockholders. Trio is a blank check company formed under the laws of Delaware on February 2, 2011, in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities. The merger was approved by stockholders of both companies, and was completed on June 24, 2013.

On June 24, 2011 and June 27, 2011, Trio concluded its initial public offering and private placement of shares for proceeds of $69,670.

In connection with the merger, certain stockholders of Trio granted certain members of the senior management of the Corporation an irrevocable proxy to vote a certain number of shares such that those members of the senior management of the Corporation have 51% control. While Trio was the legal acquirer, the Corporation is the accounting acquirer because control remains with the management and board members of the existing Corporation.

Once the merger was completed, Trio changed its name to SAExploration Holdings, Inc.

Just prior to the merger, the Corporation declared a special dividend to its stockholders of $5,000 to its preferred stockholders and $10,000 to its common stockholders. The Corporation’s common share, exchangeable share and warrant holders received 6,448,413 shares of Trio common stock and the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for 2013 and 2014. They also received from Trio cash of $7,500 and a note for $17,500. The preferred shares of the Corporation were also purchased by Trio for $5,000. Stockholders’ equity has been retroactively restated to reflect the number of shares of common stock received by the holders of Former SAE of the Corporation’s common stock.

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To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by the Corporation and its stockholders, and for certain other indemnifiable matters, there was placed in escrow (with an independent escrow agent) 545,635 of the shares of Trio common stock available to the Corporation’s common share, exchangeable share and warrant holders at closing.

On December 6, 2012, the Corporation entered into an agreement with Canaccord, which designated Canaccord as the Corporation’s exclusive financial advisor with respect to various financial and strategic matters. In connection with this engagement, the Corporation paid an investment banking fee of $1,900 to Canaccord upon the completion of the merger.

NOTE 14 — SUBSEQUENT EVENTS

The merger was approved by stockholders of both companies, and was completed on June 24, 2013.

On June 28, 2013 SAE entered into Amendment No. 2 of its Credit Agreement, under which SAE and the Borrowers under the Credit Agreement received a commitment to fund, at SAE’s election and subject to the satisfaction of customary closing conditions, the full $20 million of the additional loans available to the borrowers under the Credit Agreement. During the second quarter of 2013, the Corporation incurred $1.5 million of financing costs that were deferred and capitalized as deferred financing costs and are being amortized into interest expense under the effective interest method. The Corporation also incurred $1.0 million in third-party fees relating to financing that were expensed in the second quarter of 2013.

The Corporation evaluated all events and transaction that occurred after March 31, 2013 through May 24, 2013, the date the financial statements were available to be issued. In connection with the restatement discussed in Note 1, the Corporation further evaluated all events and transactions from May 24, 2013 up through August 27, 2013, the date of reissuance.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2013

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

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